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Exhibit 99

               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                       SAFE HARBOR COMPLIANCE STATEMENT
                        FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. VideoLan Technologies, Inc. ("VideoLan" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         Forward-looking statement express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of VideoLan. In addition, VideoLan undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         VideoLan provides the following risk factors disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. The following disclosure supersedes the comparable disclosure in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ending December 31,1 996. Important factors currently know to management that could cause actual results to differ materially from those in forward-looking statements include the following:

Need For Additional Capital

         As of April 30, 1997, the Company's cash position was approximately $1,795,000. The Company is currently utilizing approximately $500,000 of that cash per month for operating and research and development activities. It is anticipated that the Company's current cash position will be sufficient to fund the Company's operations through the second quarter of 1997. The Company is actively seeking additional financing to fund its activities for the balance of 1997 and into 1998. The Company cannot anticipate what the terms of this additional funding will be or whether such financing will be available at all. Failure to receive such financing will likely require the Company to cease operations. Even if such financing is obtained, unless and until adequate income from sales of the Company's initial product which is a stand-alone video, voice and data communications network solution (the "VideoLan System") for the desktop personal computer is realized, the timing, sufficiency and receipt of which cannot be predicted, future development and commercialization of the Company's technology will require the Company to continue to seek further financing in the future.



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Losses Since Inception; Expectation of Continuing Losses

         The Company has incurred aggregate losses of approximately $18.7 million from inception through March 31, 1997. The Company expects to incur continuing losses until significant quantities of the VideoLan System are sold.

Lack of Revenues; Dependence on Initial Product

         The revenues and profitability of the Company and the future commercialization of the Company's technology will be dependent upon the success of the VideoLan System. The Company only recently has begun to receive orders for the VideoLan System and there can be no assurance that the introduction and marketing of the VideoLan System will be successful, or that the Company will have significant revenues or profitable operations. In addition, there can be no assurance that unforeseen technical or other difficulties will not arise which would interfere with the assembly, manufacture, integration or installation of the VideoLan System, or prevent or create delays in marketing the product.

Uncertain Market Acceptance of Technology; Evolving Industry Standards; Rapid Technological Changes

         The success of the VideoLan System and other products the Company may develop in the future will depend in large part upon market acceptance of the Company's technology. There can be no assurance that the Company's technology will be accepted in the marketplace, or will be perceived as being competitive with other technologies, including technologies which may be developed. The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and frequent new products and product enhancements. The Company's success in its business will depend upon its continued ability to enhance the VideoLan System, to introduce new products on a timely and cost effective basis to meet evolving customer requirements, to achieve market acceptance for new product offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of the Company will not develop competitive products, or that any such competitive products will not have an adverse effect upon the Company's operating results.

Lack of Marketing Experience and Reliance on Marketing Partners

         The Company presently is beginning to implement its marketing program for the VideoLan System, has conducted no market studies and has limited marketing experience, financial resources and marketing personnel. Successful marketing of the VideoLan System will depend upon the Company's ability to demonstrate effectively the technological advantages of the VideoLan System to original equipment manufacturers ("OEMs"), value added resellers ("VARs"), systems integrators and distributors whose markets and market presence will provide significant distribution channels,

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and targeted distributors and end users in niche markets. The failure of the
Company to establish sufficient distribution channels could have a material adverse effect on the Company.

         In addition, the current market for desktop video conferencing and distribution products is fragmented and growing, and other companies are actively marketing or are expected to introduce competing products. One or more competitors could establish significant market share before the Company's distribution channels and product recognition are established. Also, potential distributors may form other alliances or may develop competing products.

         In the event that the Company ultimately is able to enter into satisfactory distribution arrangements with third parties, the Company will be dependent largely on such third parties marketing efforts and, in the case of OEMs and VARs, the popularity and sales of the third parties own products that integrate the VideoLan System. While the Company believes that marketing the VideoLan System through third party distribution channels will avoid marketing costs and expenses, the Company's revenues will be less than if it directly marketed the VideoLan System.

Necessity of Developing New Applications

         Even if the VideoLan System is successfully marketed, the Company anticipates that rapidly changing technology and new entrants into the desktop video conferencing market could cause, over time, future revenues and profitability of the VideoLan System to decline. Therefore, the future success of the Company could depend upon its ability to develop and successfully commercialize its technology for other communications applications. The Company cannot develop all of the potential commercial applications of its technology, so it intends to target projects it believes have the most potential and which it can afford. However, there can be no assurance that such projects will be commercially successful, that the cost will not exceed the financial resources available to the Company, or that the Company will not abandon projects which do not meet its expectations.

Uncertain Protection of Intellectual Property Rights

         The Company has been issued a patent in the United States for an efficient network for the real time, simultaneous, bi-directional transmission of voice, video, and data among a plurality of users connected to a plurality of hubs. In addition, an international patent application is pending designating 56 foreign countries as well as the United States. The Company intends to file future United States and foreign patent applications if any patentable inventions are created through continued development of the Company's technology. No assurance can be given that the Company will receive patent protection with respect to future patent applications relating to enhancements of, and new applications for, the Company's technology. Further, there can be no assurance that the Company's existing patent and future patents, if issued, will afford protection against competitive products or technologies which could be superior to the Company's products or technology. In addition, enforcement of patent rights could be costly, and there can be no assurance that the Company would be successful in enforcing such rights. Further, a successful challenge to a pending or issued patent could jeopardize the Company's ability to engage in its contemplated business

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activities. Therefore, there can be no assurance that the Company's intellectual property rights are or will be adequately protected, which could have a material adverse effect on the Company.

         Although the Company believes that its products and technologies do not and will not infringe on patents or other proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. There is currently pending one lawsuit filed against the Company alleging patent infringement. In the event that the Company's products or technologies are found to infringe on patents or other proprietary rights of others, the Company could be required to discontinue the sale of its products, including the VideoLan System, and redesign its product or obtain licenses. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, or that the failure to do any of the foregoing would not have a material adverse effect on the Company. If any of the Company's products or technologies are found to infringe on patents or other proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.

Dependence on Suppliers and Third-Party Manufacturers

         The Company has arranged with Plexus Corp. ("Plexus") to assemble and integrate sub-assemblies manufactured by it and other vendors according to the Company's specifications. However, the Company and Plexus have not entered into a contract, and the existing arrangement could be terminated at any time, which could have an adverse effect on delivery schedules. In addition, the quality of the components of the VideoLan System and the Company's ability to meet customers' delivery schedules will be dependent upon the ability of Plexus and the other vendors to manufacture the components and to integrate the various sub-assemblies in a timely manner, as well as the timely delivery by suppliers of raw materials. To date, Plexus has delivered only limited production quantities of the VideoLan System to the Company. In the event that Plexus or any other vendor or supplier fails to deliver quality components or materials in a timely manner, the Company may not be able to satisfy customer delivery schedules, which could have a material adverse effect on the Company.

 Possible Inability to Successfully Compete

         A number of video conferencing and distribution products presently are being marketed, and new entrants into the market are anticipated. There are and will be numerous well-established competitors, including joint ventures involving major communications companies, that possess substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the VideoLan System will be accepted in the marketplace, or will be perceived as being competitive with other products, including new products which may be developed. In addition, there is intense competition among potential providers to establish video services. Various alternative technologies such as ADSL digital compression technologies (technologies that allows digital transmission on unshielded twisted pair copper wire at various data rates and various distances) are being tested and there can be no assurance that the Company's

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technology will be developed for video services before other technologies are selected or that, if developed, will be preferred over other technologies.

Need for Additional Personnel

         The success of the Company is dependent upon its ability to hire and retain additional qualified marketing, technical and other personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to hire such additional personnel on a timely basis or retain such personnel.

Uncertain Impact of FCC Statutes and Regulations

         The Company cannot precisely predict what effect current or future governmental regulations may have on the Company's products or technology. While Congress and the Federal Communications Commission (the "FCC") are promoting the development of a competitive video distribution industry, the enactment or the interpretation of relevant statutes and administrative rules, regulations, policies and procedures could have an adverse effect on the industry as a whole, any one segment thereof, or on the Company in particular.

         The Company's potential alliances with telephone companies and cable companies to develop video services could be affected by the Telecommunications Act of 1996 (the "Telecom Act"), pursuant to which the FCC repealed its rules implementing the Cross-Ownership Ban, the statutory ban against telephone companies providing video programming in their own service areas. As a result of the Telecom Act, telephone companies now have four avenues for the provision of video services. Specifically, telephone companies may (1) provide video programming to subscribers through radio communication, (2) provide video programming on a common carrier basis, (3) provide video programming as a cable television system, or (4) provide video programming by means of an "open market system," a new vehicle for entering the video marketplace, rules for which are currently being considered by the FCC. Further proposals for additional or revised statutes and regulations are considered by Congress and federal regulatory agencies, respectively, from time to time. The Company cannot predict the effect of possible changes in federal regulations, policies or laws on the business strategy of the Company.

No Intention to Declare or Pay Cash Dividends

         The Company does not currently intend to declare or pay any cash dividends on its common stock (the "Common Stock") in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Any payment of dividends and the amounts thereof in the future will be dependent upon the Company's earnings, financial requirements, and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations.

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Possibility of Nasdaq Delisting and Decrease in Stock Price

         The trading of the Company's stock on the Nasdaq SmallCap Market is conditioned upon meeting certain asset, capital and surplus, earnings and stock price tests. The requirements to maintain eligibility on the Nasdaq SmallCap Market require the Company to maintain total assets in excess of $2,000,000, capital and surplus in excess of $1,000,000, and (subject to certain exceptions) a bid price of at least $1.00 per share. While the Company currently exceeds the total assets and capital surplus requirements, it may fall below such required amounts if it does not obtain financing in the near future. The stock price of the Common Stock currently trades below $1.00. If the Company fails any of these tests, the Common Stock may be delisted from trading on the Nasdaq SmallCap Market. Additionally, the National Association of Securities Dealers ("NASD") is presently considering rules which, if adopted, would result in new minimum criteria which a company must meet for inclusion in either the Nasdaq Stock Market or the Small Cap Market. Under the recently proposed rules, companies will be required to meet higher financial standards and maintain a stock market price of at least $1.00 per share, or else face automatic termination of their designation for inclusion in either the Nasdaq Stock Market or Small Cap Market. While the Common Stock is currently quoted on the Nasdaq Small Cap Market, there can be no assurance that its designation of inclusion thereon will not be terminated if the NASD adopts the proposed regulations and the Company's stock market price is below $1.00 per share.

         The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible delisting, low price stocks are subject to the additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock was delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock were less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. In such case, the Company's securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in the Offering to sell their securities in the secondary market. Furthermore, as a result of delisting, a stockholder would likely find it to be more difficult to dispose of, or to obtain accurate quotations as to the value of, the Common Stock.

Potential Adverse Impact of Preferred Stock on Rights of Common Stockholders

         The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to

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time by the Board of Directors. Accordingly, the Board of Directors is
empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The possible impact on takeover attempts could adversely affect the price of the Common Stock. The Company currently has 5,000,000 shares of Series 1996A Convertible Preferred Stock issued and outstanding.

Possible Volatility of Common Stock

         Recently, there has been significant volatility in the market prices of securities of companies in the computer and telecommunications industries, including the Company. The price at which the Common Stock trades may be influenced by many factors, including announcements of new legislative proposals or laws relating to the telecommunications industry, the performance of, and investor expectations for, the Company, the trading volume in the Common Stock, and general economic and market conditions. The trading price of the Common Stock will also be impacted by sales, or the possibility of sales, of the shares issuable upon the conversion of the Preferred Stock or of any other convertible securities of the Company issued in the future. There can be no assurance as to the price at which the Common Stock will trade in the future.


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